Exhibit 10.32

JANUS HENDERSON GROUP PLC

LONG TERM INCENTIVE AWARD (“LTI”) ACCEPTANCE FORM

The Company grants to Andrew Formica (“you” or  “Grantee”), effective as of August 11, 2017 (the “Grant Date”), a Restricted Stock Unit Award (the “LTI Award”) as described below, subject to the terms and conditions set forth in this LTI Acceptance Form, the Company Plan and the attached Appendices.

Restricted Stock Unit Award — see Terms of Restricted Stock Unit Award attached as Appendix A

Number of Units Granted: 39,580

a.                                                              Except as otherwise provided herein, and/or in the Company Plan, the LTI Award will become vested on the vesting dates and in the amounts indicated below provided, that you have not experienced a Termination of Affiliation.  However, in the event that a vesting date occurs on a day when the New York Stock Exchange is closed, then such vesting date will occur on the next business day.  An additional holding period shall apply commencing on the relevant vesting date during which time you may not sell, pledge, charge, assign, dispose of or otherwise transfer ownership of the underlying shares pertaining to the award, other than to meet mandatory withholding liabilities. The first tranche will have an additional holding period of 2 years from the vesting date and the second tranche will have an additional holding period of 1 year from the vesting date.

Vesting Date	Amount Vesting	Release Date
August 10, 2020	26,387	August 10, 2022
August 10, 2021	13,193	August 10, 2022

b.                                                              Notwithstanding the provisions of (a) above, if you have a Termination of Affiliation with the Company due to death, Disability, or redundancy, a pro-rated portion of the LTI Award shall continue to vest in accordance with the schedule set forth in (a) above. The pro-rated portion of the LTI Award shall be calculated by multiplying the number of Shares subject to each tranche of the LTI Award by the fraction A/B (where A is the number of months between the Grant Date and the date of the Grantee’s Termination of Affiliation and B is the number of months in the relevant vesting period or such other number determined by the Janus Henderson Group Plc Compensation Committee (the “Committee”)). The additional holding periods referred to in (a) above will continue to apply to each pro-rated tranche of the LTI Award.

c.                                                               Except as provided in (b) above, in the event that you have a Termination of Affiliation, any portion of the LTI Award that is unvested, and any of your rights hereunder, shall be terminated, cancelled and forfeited effective immediately upon such Termination of Affiliation.

d.                                                              Notwithstanding anything to the contrary in the Company Plan, your LTI Award (a) shall vest and/or be released in accordance with the terms and conditions set forth in the attached Appendix B and (b) shall be subject to the forfeiture and claw-back provisions set forth in the attached Appendix C.

e.                                                               In accordance with the Company Plan, the Committee may, in its sole discretion, accelerate or continue the vesting of all or a portion of the LTI Award or waive any or all of the terms and conditions applicable to this LTI Acceptance Form or the attached Appendices. This LTI Acceptance Form and the attached Appendices do not supersede, or otherwise amend or affect any other LTI awards, agreements, rights or restrictions that may exist between the parties.

f.                                                                Capitalized terms used but not defined in this LTI Acceptance Form have the meaning specified in the Company Plan and/or in the attached Appendices.

By executing this LTI Acceptance Form, you indicate your acceptance of the LTI Award set forth above and agree to be bound by the terms, conditions and provisions set forth in the LTI Acceptance Form, the attached Appendices and the Company Plan, all of which are incorporated by reference herein and are an integral part of this LTI Acceptance Form. Please sign and return this LTI Acceptance Form to the Assistant Corporate Secretary’s Office in the envelope provided within sixty (60) days after the Company’s mailing of this LTI Acceptance Form to you. In the event you fail to return the executed original within sixty (60) days, the Company reserves the right to terminate and forfeit the LTI Award (including any rights provided for in this LTI Acceptance Form and the attached Appendices), or to suspend or forfeit all or any vesting event(s) arising from the LTI Award. This LTI Acceptance Form may be executed in counterparts, which together shall constitute one and the same original. This LTI Acceptance Form may be executed by the exchange of facsimile signature pages, provided that by doing so the Grantee agrees to provide an original signature as soon thereafter as possible.

ACCEPTED AND AGREED TO AS OF THE GRANT DATE:

GRANTEE:

Andrew Formica

2

APPENDIX A — TERMS OF RESTRICTED STOCK UNIT AWARD

1.                                      Grant of Restricted Stock Unit Award.

Subject to the provisions of this Appendix, the LTI Acceptance Form and the Company’s 2010 Long Term Incentive Stock Plan, as may be amended from time to time (the “Company Plan”), the Company hereby grants to the Grantee the number of restricted stock units (the “Stock Units”) identified under the Restricted Stock Unit Award section of the attached LTI Acceptance Form, representing the same number of shares of the Company’s common stock, par value $1.50 per share (“Common Stock”).

2.                                      No Right to Continued Employment.

Nothing in this Appendix or the Company Plan shall confer upon Grantee any right to continue providing services to, or be in the employ of, the Company or any Subsidiary or interfere in any way with the right of the Company any Subsidiary to terminate Grantee’s association or employment at any time.

3.                                      Unfair Interference.

The Grantee shall not without the prior written consent of the Company, during the Grantee’s employment with the Company and any Subsidiary and for a period of twelve months after the date on which the Grantee’s employment with the Company terminates (the “Termination Date”), directly or indirectly, either alone or jointly with or on behalf of any other person, firm or company:

(1)         solicit the services of or endeavor to entice away from the Company or any Subsidiary for which Grantee has worked in the period of 12 months prior to the Termination Date, any director, employee or consultant of the Company or any Subsidiary with whom the Grantee worked or had dealings during the course of Grantee’s employment with the Company or Subsidiary.

(2)         solicit, canvass, approach or accept any approach from any Customer of the Company or any Subsidiary with a view to obtain their custom or supply for a Competitor.

In this Section 3:

“Customer” means person, firm or company which at or within a period of two years prior to the Termination Date has done business with the Company or any Subsidiary as a customer, client or supplier, or which the Company or any Subsidiary is or was in the process of negotiating with a view to such person, firm or company becoming a customer, client or supplier, and with whom the Grantee worked or had dealings with the course of the Grantee’s employment and with whom or which Grantee first had contact or otherwise developed a relationship while employed by the Company; and

“Competitor” means an actual or prospective competitor of any business carried on by the Company or any Subsidiary in which the Grantee worked at any time during the period of one year prior to the Termination Date and with whom or which Grantee first had contact or otherwise developed a relationship while employed by the Company.

The Grantee acknowledges that:

(a)                       these restrictions form part of Grantee’s terms and conditions of employment;

(b)                       the restrictions set out in this clause are reasonable and necessary for the protection of the legitimate interests of the Company (including but not limited to protecting confidential information, relationships with directors, employees, consultants and Customers, and the goodwill of the Company’s business) , and that, having regard to those interests such restrictions do not impose an unreasonable burden on Grantee; and

(c)                        damages are not an adequate remedy to protect the interests of the Company, and the Company is entitled to seek and obtain injunctive relief, or any other remedy, in any Court.

These restrictions shall supersede any other restriction to which Grantee may be subject in respect of non-solicitation of employees and of customers as set out in Grantee’s letter of employment.  All other restrictions to which Grantee may be subject which are not superseded by this clause shall continue with full effect in addition to the restrictions set out in this clause.

The consideration for the promises in these restrictions is given to the Grantee by the Company on its own behalf and on behalf of each other Subsidiary (including, for the avoidance of doubt, any subsidiary to which Grantee provides services from time to time).

The restrictions shall remain in full force and effect and survive the termination of Grantee’s employment for any reason whatsoever.

The restrictions in this Section 3 shall be governed by and construed in accordance with the laws of the jurisdiction in which Grantee is employed or primarily providing services according to his or her employment contract at the date of the termination of employment (“Territory”). Without prejudice to the foregoing sentence, if Grantee is employed the Company or Subsidiary in a state or territory in Australia, the restrictions in Section 3 shall be governed by and construed in accordance with New South Wales law, regardless of the Territory.

Any proceedings initiated by the Grantee in relation to the restrictions in Section 3 shall be initiated in the Territory. In the event that the Company or any Subsidiary (including, for the avoidance of doubt, any Subsidiary to which Grantee provides services from time to time) is the plaintiff in any proceedings in relation to the restrictions in Section 3, the Company may, at its option, elect to enforce the restrictions in any competent court of any jurisdiction which shall accept jurisdiction for this purpose.

4.                                      Change in Control.

In the event of a Change of Control of the Company, the Company may, in its sole discretion, cancel Grantee’s LTI Award in exchange for a payment in cash in an amount equal to (x) the consideration paid per Share in the Change of Control multiplied by (y) the number of Shares subject to Grantee’s LTI Award.

5.                                      Issuance of Shares.

Subject to Section 11 (pertaining to the withholding of taxes) and Section 19 (pertaining to Section 409A of the Code, if applicable), as soon as practicable after each vesting event under Subsections (a),  (b) or (d) of the LTI Acceptance Form, but in no case later than 60 days following the date on which an award becomes vested (provided there has been no prior forfeiture of the Stock Units pursuant to the terms of this Appendix or the Company Plan), the Company shall issue or otherwise transfer shares to the Grantee with respect to the Stock Units vesting (or shall take other appropriate steps to reflect the Grantee’s unrestricted ownership of all or a portion of the vested Stock Units that are subject to this Appendix).

6.                                      Nontransferability of the Stock Units.

No Stock Units shall be transferable by the Grantee by means of sale, assignment, exchange, encumbrance, pledge or otherwise.

7.                                      Rights as a Stockholder.

Except as otherwise specifically provided in this Appendix, the Grantee shall have no rights as a stockholder unless and until the Grantee has become the holder of record of shares of Common Stock following payment in Common Stock upon the vesting of Stock Units.  Notwithstanding the preceding, the Grantee shall have all the rights of a stockholder with respect to the right to be credited with Dividend Equivalents on his or her Stock Units to the extent dividends are paid on Company Common Stock, provided the record date for such dividend is on or after the date the Stock Units have been credited to the Grantee.

8.                                      Adjustment in the Event of Change in Stock.

In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Common Stock or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event that affects the Common Stock such that an adjustment is determined by the Committee to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Company Plan, then the Committee shall, in such manner as it may deem equitable, adjust the number and type of shares or Stock Units, or, if deemed appropriate, make provision for a cash payment to the Grantee or the substitution of other property for Stock Units; provided, that the number of Stock Units shall always be a whole number.

9.                                      Payment of Transfer Taxes, Fees and Other Expenses.

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by a Grantee in connection with the Stock Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

10.                               Other Restrictions.

Notwithstanding any other provision of the Company Plan or this Appendix, the Company will not be required to issue, and the Grantee may not sell, assign, transfer or otherwise dispose of, any shares of Common Stock received as payment of the Stock Units, unless (a) there is in effect with respect to the shares of Common Stock received as payment for the Stock Units a registration statement under the Securities Act of 1933, as amended, and any applicable state or foreign securities laws or an exemption from such registration, and (b) there has been obtained any other consent, approval or permit from any other regulatory body which the Committee, in its sole discretion, deems necessary or advisable.  The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing Common Stock received as payment of Stock Units, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

11.                               Taxes and Withholding.

No later than the date as of which an amount first becomes includible in the gross income of the Grantee for tax withholding purposes with respect to any Stock Units or underlying shares of Common Stock, the Grantee shall pay all taxes that are required by applicable laws and regulations unless the provisions of Article 14 of the Company Plan apply and provided that the Share withholding or sale will not result in adverse accounting consequences to the Company.  The obligations of the Company under this Appendix shall be conditioned on compliance by the Grantee with this Section.  It is intended that the foregoing provisions of this Section shall normally govern the payment of withholding taxes (if required); however, if the required withholding is not accomplished under the preceding provisions of this Section, the Grantee agrees that the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Grantee, including compensation or the delivery of the Stock Units or underlying shares of Common Stock that gives rise to the withholding requirement.\

12.                               Notices.

Any notice to be given to the Company shall be addressed to the Company at its principal office, in care of its Assistant Corporate Secretary.  Any notice to be given to the Grantee shall be addressed to Grantee at the address listed in the Company’s records.  By a notice given pursuant to this Section, either party may designate a different address for notices.  Any notice shall have been deemed given (i) when actually delivered to the Company, or (ii) if to the Grantee, when actually delivered; when deposited in the U.S. Mail, postage prepaid and properly addressed to the Grantee; or when delivered by overnight courier.

13.                               Binding Effect.

Except as otherwise provided hereunder, this Appendix shall be binding upon and shall inure to the benefit of the heirs, executors or successors of the parties to this Appendix.

14.                               Laws Applicable to Construction.

Subject to Section 3 above, the interpretation, performance and enforcement of this Appendix shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware.  In addition to the terms and conditions set forth in this Appendix, the Stock Units are subject to the terms and conditions of the Company Plan, which is hereby incorporated by reference.

15.                               Severability.

The invalidity or enforceability of any provision of this Appendix shall not affect the validity or enforceability of any other provision of this Appendix.

16.                         Conflicts and Interpretation.

In the event of any conflict between this Appendix and the Company Plan, the Company Plan shall control.  In the event of any ambiguity in this Appendix, or any matters as to which this Appendix is silent, the Company Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Company Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Company Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Company Plan.

17.                         Amendment.

Except as otherwise provided for in this Appendix, this Appendix may not be modified, amended or waived except by an instrument in writing approved by both parties hereto or approved by the Committee.  The waiver by either party of compliance with any provision of this Appendix shall not operate or be construed as a waiver of any other provision of this Appendix, or of any subsequent breach by such party of a provision of this Appendix.  Notwithstanding anything to the contrary contained in the Company Plan or in this Appendix, to the extent that the Company determines that the Stock Units are subject to Section 409A of the Code and fail to comply with the requirements of Section 409A of the Code, the Company reserves the right to amend, restructure, terminate or replace the Stock Units in order to cause the Stock Units to either not be subject to Section 409A of the Code or to comply with the applicable provisions of such section.

18.                               Headings.

The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Appendix.

19.                               Section 409A; Six-Month Delay (if applicable).

The intent of the parties is that payments and benefits under this Appendix comply with Section 409A and, accordingly, to the maximum extent permitted this Appendix shall be interpreted and administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, a Grantee shall not be considered to have terminated employment with the Company for purposes of this Appendix unless the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of 409A.  Each amount to be paid or benefit to be provided under this Appendix shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Appendix that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.  Without limiting the foregoing, and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Appendix during the six-month period immediately following Grantee’s separation from service shall instead be paid on the first business day after the date that is six months following the Grantee’s separation from service (or death, if earlier).

APPENDIX B — ADDITIONAL TERMS OF RESTRICTED STOCK UNIT AWARD

Scheme of Arrangement

1.1                               If a court shall direct that a meeting of the holders of Shares be convened pursuant to Article 125 of the Companies (Jersey) Law 1991 for the purposes of considering a scheme of arrangement involving the reconstruction of the Company or its amalgamation with any other company or companies, the Stock Units shall be Released conditional on either the scheme of arrangement being approved by the shareholders’ meeting or sanctioned by the court (as determined by the Board in its absolute discretion) (the “Relevant Condition”).

1.2                               If the Relevant Condition is not satisfied, the Stock Units shall continue and remain outstanding.

1.3                               Stock Units shall not be Released without the consent of the Board under Section 1.1 if the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, such company having substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement.

Demerger

1.4                               If the Board becomes aware that the Company is or is expected to be affected by any demerger, dividend in specie, super-dividend or other transaction which, in the opinion of the Board, would affect the current or future value of the Stock Units, the Board, acting fairly, reasonably and objectively, may in their absolute discretion allow some or all of the Stock Units to be Released. The Board shall specify the Release Date and the permitted period of exercise.

Voluntary Winding-up

1.5                               If notice is duly given of a resolution for a voluntary winding-up of the Company then the Board, acting fairly, reasonably and objectively, may in their absolute discretion allow some or all of the Stock Units to be Released. The Board shall specify the Release Date and the permitted period of exercise.

Definitions

1.6                               For purposes of this Appendix, capitalized terms used but not defined in the LTI Acceptance Form, the Company Plan or this Appendix shall have the meanings set forth in the Henderson Group Plc Long Term Incentive Plan.

APPENDIX C — FORFEITURE AND CLAWBACK

The Stock Units shall be subject to the forfeiture and clawback provisions set forth in this Appendix.  Notwithstanding any provision of the Company Plan, the LTI Acceptance Form or this Appendix to the contrary, the Stock Units shall be subject to such additional forfeiture, clawback, deduction or recovery provisions as may be required pursuant to any applicable laws (including US securities laws), government regulations, stock exchange listing requirements or Company policies.

1.                                      FORFEITURE

1.1                               Any time prior to the applicable vesting date set forth in the LTI Acceptance Form, the Stock Units shall be forfeited to the extent determined by the Board (and for the avoidance of doubt the Board may determine that the Stock Units may be forfeited in whole or in part):

(a)                                 where the Board determines that:

(i)                                     the vesting of the Stock Units is not sustainable according to the financial situation of the Company; and/or

(ii)                                  the vesting of the Stock Units to the extent to which they would otherwise vest is not justified according to, and/or that there has been a material downturn in, the performance of: (i) the Company; (ii) any member of the Group or business unit for which the Grantee performs a role or has responsibility; (iii) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility; and/or (iv) the Grantee.

1.2                               The effect of the forfeiture of the Stock Units (to the extent determined by the Board) shall be that the Grantee shall no longer be entitled to the issuance or transfer of Shares pursuant to the Stock Units.

2.                                      CLAW-BACK OF OVERPAYMENT OF AWARD

2.1                               A claw-back may be imposed by the Board (“Claw-Back”) at any time following the applicable Vesting Date until the [third] anniversary of the applicable Vesting Date:

(a)                                 where the Board determines that there has been a material misrepresentation in relation to the performance of the Company [or a member of the Group, business unit or Fund and/or the Grantee] on the basis of which the Board made its determination as to the extent to which the Stock Units vested, including (but not limited to): (i) a misstatement of the financial results and/or health of the Company [or a member of the Group, business unit or Fund] during a relevant Financial Year; (ii) an erroneous calculation in relation to the results of the Company [or a member of the Group, business unit or Fund] or other performance benchmark; (iii) errors in the financial statements of the Company or a member of the Group, business unit or Fund; or (iv) discrepancies in the financial accounts for a relevant Financial Year, whether or not arising from fraud or reckless behavior on the part of any director or employee of the Company or any member of the Group;

(b)                                 where the Grantee ceases to be an employee of any member of the Group by reason of dismissal for misconduct (for the avoidance of doubt, including but not limited to gross misconduct); or

(c)                                  where the Board determines that there has been a material failure of risk management for which the Grantee has direct or indirect responsibility in respect of: (i) the Company; (ii) any member of the Group or business unit for which the Participant performs a role or has responsibility; and/or (iii) any Fund to which the Grantee’s role relates or for which the Grantee has responsibility.

2.2                               The manner in which the Claw-Back shall be made by the Company’s Remuneration Committee is as follows:

(d)                                 the Company shall serve a notice in writing on each Grantee concerned setting out:

(1)                   the date of the Stock Units;

(2)                   the total number of Shares subject to the Stock Units which vested on the applicable Vesting Date;

(3)                   the number of Shares subject to the Stock Units which are subject to the Claw-Back calculated, if the Board so decides, after taking account of the tax and social security contributions paid by the Grantee (“Claw-Back Shares”);

(4)                   the Market Value of the Claw-Back Shares, as at the date the Claw-Back Shares were issued or transferred in satisfaction of the Stock Units (“Cash Equivalent”);

(e)                                  so far as the Board shall consider practicable, any Claw-Back shall be implemented by:

(1)                   a reduction in the number of Shares under the Company Plan or any other Discretionary Share Plan operated by the Company which would otherwise vest for [or be released to the Grantee on any future date, for the avoidance of doubt, including by the forfeiture of any Shares that are subject to [Rule 4A.3];

(2)                   a withholding of any cash amount otherwise due to the Participant under any bonus scheme[, phantom share scheme or other cash based incentive scheme] of the Company or any member of the Group (on a pre- or post-tax basis, as determined by the Board); or

(3)                   a deduction from any other sum owed to the Grantee (which may include unpaid salary and/or pension contributions) on a pre- or post-tax basis, as determined by the Board,

up to the number of Claw-Back Shares or their Cash Equivalent; and

(f)                                   if the Grantee ceases at any time to be a Participant in the Company Plan and/or any other Discretionary Share Plan operated by the Company, or the number of Shares which may be transferred on or following any future date under the Company Plan and/or any other Discretionary Share Plan operated by the Company is less than the number of Claw-Back Shares, or the Grantee ceases at any time to be a director or an employee of the Company or any member of the Group, then the Company may recover from the Grantee the Cash Equivalent of the balance of the Shares remaining to be clawed-back and for these purposes the Cash Equivalent is a debt which is immediately due and payable by the Grantee to the Company.

3.                                      DEFINITIONS

3.1                               For purposes of this Section 1, capitalized terms used but not defined in the LTI Acceptance Form, the Company Plan or this Appendix shall have the meanings set forth in the Henderson Group Plc Long Term Incentive Plan.